Exhibit 107

CALCULATION OF FILING FEE TABLES

S-1

SRx Health Solutions, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Shares of common stock, par value $0.0001 per share	(1)	Other	101,865,909	$0.2935	$29,897,644.29	0.0001381	$4,128.86

Total Offering Amounts:							$29,897,644.29		4,128.86
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$4,128.86

Offering Note(s)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

Consists of up to 101,865,909 shares of common stock being registered for resale by the selling securityholders named in this Registration Statement which includes up to 101,865,909 shares of common stock which consists of (a) 2,900,551 shares of our common stock issuable upon the exercise of warrants to purchase Common Stock (“July Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated July 7, 2025, (the “July PIPE SPA”) (the “July PIPE Financing”); (b) 31,158,945 shares of our common stock issuable upon the conversion of shares of our Series A Convertible Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”) and 54,527,811 shares of our common stock issuable upon exercise of warrants to purchase Common Stock (“October Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated October 27, 2025, (the “October PIPE SPA”) (the “October PIPE Financing”); (c) 499,304 shares of our common stock issuable in exchange for shares of the capital stock of SRx Health Solutions (Canada), Inc. (“SRx Canada”), a corporation organized under the laws of Ontario, Canada which are exchangeable for shares of our Common Stock on a one-for-one basis (the “Exchangeable Shares”); (d) 4,036,697 shares of our common stock, which were issued to certain other investors in private placement on April 24, 2025 (the “Private Placement”); (e) 3,792,586 shares of our common stock, which were issued to certain service providers in consideration of service provided (the “Service Provider Shares”); and (f) 4,950,000 shares of our common stock, which were issued to Halo Spin-Out SPV Inc. (“Spin-Out SPV”) pursuant to a Share Exchange Agreement (the “Exchange Agreement”) by and between the Company and SPV dated August 21, 2025 (such transaction, the “Share Exchange”).

Estimated solely for the purpose of computing the amount of the registration fee for the shares of common stock being registered in accordance with Rule 457(c) under the Securities Act based upon a proposed maximum aggregate offering price per unit of $0.2935 per share, the average of the high ($0.3200) and low ($0.2670) prices of the shares of common stock of the registrant as reported on the NYSE American on November 4, 2025, which such date is within five business days of the filing of this registration statement.